Exhibit 10.3.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated August 6, 2008 and made effective as of July 1, 2008 (the “Effective Date”), by and between HEALTH GRADES, INC., a Delaware corporation (the “Company”), and KERRY R. HICKS (the “Executive”) amends, restates and supersedes the Employment Agreement originally entered into by and between Specialty Care Network, Inc., the predecessor to the Company, and the Executive, effective as of April 1, 1996 as amended and restated effective December 31, 2007 (the “Prior Agreement”).
WHEREAS, the Executive and the Company desire to amend, restate and supersede the Prior Agreement in its entirety to, among other things, (i) modify the term of the Executive’s employment by the Company; (ii) revise the base salary payments to the Executive, (iii) revise the method under which the Executive’s base salary and incentive payments will be reviewed, and (iv) coordinate and reconcile the confidentiality and noncompetition provisions of this Agreement with those of a Confidentiality and Non-Competition Agreement between the Company and the Executive dated as of the date hereof (the “New Noncompete Agreement”), a copy of which is attached to this Agreement.
WHEREAS, the Company desires to continue to employ the Executive to devote full time to the business of the Company (including, without limitation, executive management of the Company) and to serve as the President and Chief Executive Officer of the Company; and
WHEREAS, the Executive desires to be so employed on the terms and subject to the conditions hereinafter stated.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:
SECTION 1
POSITION AND RESPONSIBILITIES
During the Term of this Agreement, the Executive agrees to serve as President and Chief Executive Officer of the Company, performing such duties during the Term of this Agreement for such compensation and subject to such terms and conditions as are hereinafter set forth.
SECTION 2
TERM AND DUTIES
2.1 Term; Extension. The term of this Agreement (the “Term”) will commence as of the Effective Date and shall continue through June 30, 2011. On the third and each successive anniversary of the Effective Date, the Term shall be extended for an additional one (1) year period, unless either party gives the other party 90 days prior written notice of such party’s intent not to extend the Term. Termination of the Executive’s employment pursuant to this Agreement shall be governed by Section 5 of this Agreement.
2.2 Duties. The Executive shall devote substantially all of his time and attention and best efforts during normal business hours to the Company’s affairs. Specifically, the Executive shall have complete senior management authority and responsibility, commensurate with and customary for the person holding the office and position to which the Executive has contracted in this Agreement, with respect to the day to day operations and long term management of the Company, as well as implementation of the long range growth strategy of the Company, consistent with directions from the Board of Directors. He shall have full authority and responsibility, subject to the general direction, approval and control of the Board of Directors, for formulating policies and administering the Company in all respects. He shall have the authority to hire and fire Company personnel, to retain consultants when he deems necessary to implement the Company policies, to execute contracts on behalf of the Company in the ordinary course of business and to effect the growth strategy of the Company at the direction of the Board of Directors.
2.3 Location. The duties of Executive shall be performed at such locations and places as may be directed by the Board.

SECTION 3
COMPENSATION AND BENEFITS
3.1 Base Compensation. The Company shall pay or cause to be paid to the Executive, commencing as of the Effective Date and during the Term of the Executive’s employment, an annual base salary (“Base Salary”) in respect of each calendar year at the rate of not less than $366,000 per annum. The Company may increase, but not decrease, such annual salary at any time and from time to time during the Term of the Executive’s employment. Base Salary shall be payable according to the customary payroll practices of the Company, subject to normal withholding, but in no event less frequently than once each month.
3.2 Annual Incentive Awards. In addition to Base Salary, the Executive may be entitled to receive annual cash incentive compensation in respect of each calendar year based on performance targets established by the Board (the “Annual Incentive Compensation”).
3.3 Determination and Payment of Compensation. The Board shall determine, in its sole discretion, the amount of any Base Salary increase annually, the amount of any Annual Incentive Compensation and the performance targets applicable to the Executive. The Executive acknowledges that his actual Annual Incentive Compensation may vary depending on actual performance of the Company and the Executive. The payment of Base Salary and Annual Incentive Compensation shall be made in accordance with the Company’s then current practices and policies, including without limitation, required payroll deductions and withholding; provided that Annual Incentive Compensation shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which such compensation is earned.
3.4 Additional Benefits. The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites to which any salaried employees are eligible under any existing or future plan or program established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried or senior executives as long as such amendment or termination is applicable to all salaried employees or senior executives. The Executive will be entitled to an annual paid vacation as established by the Board. In addition, the Board or a committee thereof in their discretion may establish benefits or perquisites applicable to the Executive that are not applicable to, or are more favorable than those available to, salaried employees or senior executives of the Company generally.
3.5 Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. In order to receive reimbursement for business expenses, Executive must submit documentation to the Company in accordance with the Company’s expense reimbursement policy no later than February 15 of the calendar year following the calendar year in which the business expenses were incurred. Company shall reimburse properly documented and timely submitted business expenses no later than March 15 of the calendar year following the calendar year in which the business expenses were incurred.
3.6 Withholding. The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.
SECTION 4
DEATH BENEFIT; DISABILITY COMPENSATION; KEY MAN INSURANCE
4.1 Payment in Event of Death. In the event of the death of the Executive during the Term of this Agreement, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Annual Incentive Compensation which will be paid on a pro-rated basis for that year. Pro-rated Annual Incentive Compensation shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Executive’s death occurs. The Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement, other than “key man” life insurance benefits.
4.2 Disability Compensation. In the event of disability of the Executive during the Term of this Agreement, the Company will continue to pay the Executive according to the Compensation provisions of this Agreement for a period of three (3) months provided the Executive continues to be disabled. In the event the disability continues for a period of three (3) months, the Company may terminate the employment of the Executive. If the Executive continues to be disabled after three (3) months, the Company will pay in a single lump sum payment six (6) months of the Executive’s Base Salary on the 1st day of the calendar month following the 3rd month anniversary of the Executive’s date of disability, or as soon as administratively practicable thereafter, but in event later than December 31st of the calendar year in which the 3rd month anniversary of the Executive’s date of disability occurs. All other compensation will cease except for earned but unpaid Annual Incentive Compensation awards which would be payable on a pro-rated basis for the year in which the disability occurred, through the date of termination. Pro-rated Annual Incentive Compensation shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year of the Executive’s date of disability.

4.3 Responsibilities in the Event of Disability. During the period the Executive is receiving the payments described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself avaiable to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to provide information and assistance will end.
4.4 Definition of Disability. The term “disability” means the Executive is:
(a)
unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b)
by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

4.5 Key-Man Life Insurance. Upon request by the Company, the Executive agrees to cooperate with the Company in obtaining “key man” life insurance on the life of the Executive, with death benefits payable to the Company. Such cooperation shall include the submission by Executive to a medical examination and medical history.
SECTION 5
TERMINATION OF EMPLOYMENT
5.1 Termination Without Cause; Constructive Termination.
(a) Without a Change in Control. If the Executive suffers a Termination Without Cause (hereinafter defined) or Constructive Termination (hereinafter defined) and there has not been a Change in Control (hereinafter defined) the Company will pay the Executive his Base Salary as in effect at the time of the Termination Without Cause or Constructive Termination for the remaining term of this Agreement after such termination. Earned but unpaid Base Salary and Annual Incentive Compensation pro-rated through the date of termination will be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Executive suffers a Termination Without Cause or a Constructive Termination. If the Executive actually elects (within the time period required by Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)) continuation coverage pursuant to COBRA for the Executive and the Executive’s dependents (to the extent the Executive’s dependents were covered under the Company’s medical and dental plans on the Executive’s separation from service date), the Company shall provide, at no cost to the Executive, coverage for the Executive and the Executive’s dependents under COBRA with respect to medical and dental coverage provided by the Company to its employees until the earliest of (a) the date the Executive is no longer eligible to receive continuation coverage pursuant to COBRA, and (b) six (6) months following termination of employment with the Company. The vesting, exercisability and other terms of stock options and vesting and other terms of restricted stock, restricted stock units or other interests granted to the Executive shall be governed by any applicable agreements and the terms of the applicable stock option or incentive plans.
(b) Upon a Change in Control. If the Executive suffers a Termination Without Cause or Constructive Termination upon a Change in Control, the Company will pay to the Executive upon such termination an amount equal to 300% of Executive’s Base Salary as in effect at the time of the termination plus 300% of Executive’s prior year Annual Incentive Compensation (the “Change in Control Severance Amount”), less the aggregate amount of all other payments or value received by the Executive on account of the Change in Control to the extent such additional payments or value would be considered in the computation of “Excess Parachute Payments” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder; provided that payments to the Executive pursuant to the New Noncompete Agreement as a result of a Change in Control or otherwise shall not be deemed part of the Change in Control Severance Amount or Excess Parachute Payments.

In addition to the foregoing, earned but unpaid Base Salary and Annual Incentive Compensation awards pro-rated through the date of termination shall be paid in a single lump sum no later than March 15 of the calendar year following the calendar year in which the Executive suffers a Termination Without Cause or a Constructive Termination upon a Change in Control. If the Executive actually elects (within the time period required by COBRA) continuation coverage pursuant to COBRA for the Executive and the Executive’s dependents (to the extent the Executive’s dependents were covered under the Company’s medical and dental plans on the Executive’s separation from service date), the Company shall provide, at no cost to the Executive, coverage for the Executive and the Executive’s dependents under COBRA with respect to medical and dental coverage provided by the Company to its employees until the earliest of (a) the date the Executive is no longer eligible to receive continuation coverage pursuant to COBRA, and (b) six (6) months following termination of employment with the Company. The vesting, exercisability and other terms of stock options and vesting and other terms of restricted stock, restricted stock units or other interests granted to the Executive shall be governed by any applicable agreements and the terms of the applicable stock option or incentive plans.
5.2 Termination With Cause. If the Executive suffers a Termination With Cause, whether or not there has been a Change in Control, the Company will continue to pay the Executive his Base Salary as in effect at the time of the Termination With Cause for a period of sixty (60) days following the date of such Termination with Cause. No incentive compensation or other benefits will be paid or provided to the Executive after such Termination With Cause.
5.3 Voluntary Termination. In the event of a Voluntary Termination by the Executive, the Company shall have no further obligation for salary or incentive compensation or benefits hereunder.
5.4 Reimbursement of Excess Payment. In the event that all or any portion of the Change in Control Severance Amount paid to the Executive is disallowed by the Internal Revenue Service as a deductible expense of the Company on grounds that it does not constitute a “reasonable allowance,” the Executive agrees to reimburse the Company to the extent of the disallowed amount within thirty (30) days after the Company has notified the Executive of the disallowed amount. Any amounts owed to the Company by the Executive pursuant to this Section 5.4 but unpaid after the aforementioned thirty day period shall bear interest at a rate equal to the commercial base rate of interest established from time to time by Wells Fargo Bank, N.A.
5.5 Definitions. For this Agreement, the following terms have the following meanings:
(a) “Change in Control” means any transaction pursuant to which (a) the Company merges with another corporation or other entity and is not the surviving entity, (b) substantially all of the Company’s assets are sold to persons or entities not affiliated with the Company, (c) shares of Common Stock of the Company are issued or acquired by persons or entities not affiliated with the Company, who, acting as a group, have the voting power to change the composition of the Board of Directors of the Company, or (d) any other transaction of a similar nature to the foregoing. For purposes of determining whether or not any termination of the Executive’s employment was upon a Change in Control, it shall be presumed that any termination within twelve (12) months after consummation of any transaction described above was “upon a Change in Control.”
(b) “Constructive Termination” means the Executive’s Separation from Service (as defined in Code § 409A) within two years following the initial existence of one or more of the following conditions arising on account of conduct by the Company or the Board without consent of the Executive:
(i) A material diminution in Executive’s Base Compensation;
(ii) A material diminution in Executives authority, duties or responsibilities;
(iii) A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that the Executive report to a corporate office or employee instead of reporting directly to the Board;
(iv) A material diminution in the budget over which Executive retains authority;
(v) A material change in the geographic location at which Executive must perform services;
(vi) Any other action or inaction that constitutes a material breach by the Company or the Board of this Agreement.

The Executive shall have a period of ninety (90) days after the initial existence of a condition described in this subparagraph (b) to provide notice to the Company of the existence of such condition or Executive shall be deemed to have irrevocably waived the right to such assertion. Company shall have thirty (30) days following receipt of notice in which to remedy the condition. If the Company remedies the condition within the thirty (30) day period, no Constructive Termination payment will be required under this Agreement.
(c) “Termination With Cause” means (a) any illegal or dishonest conduct which adversely affects or may adversely affect the reputation, goodwill, or business position of the Company or which involves Company funds or assets; (b) any intentional or material damage to property or business of the Company; (c) theft embezzlement or misappropriation of Company property; or (d) the willful failure of employee to carry out his duties as an employee of the Company.
(d) “Termination Without Cause” means termination of the Executive’s employment by the Company constituting a Separation from Service (as defined in Code § 409A) (a) other than due to death, disability, Voluntary Termination or Termination With Cause or (b) upon expiration of the Term of this Agreement as a result of the giving of notice by the Company of its intent not to extend the Term of this Agreement as provided in Section 2.1.
(e) “Voluntary Termination” means the resignation by Executive from his employment by the Company.
SECTION 6
OTHER DUTIES OF THE EXECUTIVE DURING
AND AFTER THE TERM OF THIS AGREEMENT
6.1 Additional Information. The Executive will, with reasonable notice during or after the Term of this Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
6.2 Confidentiality. The Executive’s agreements to maintain the confidentiality of all information pertaining to the affairs, business, clients, customers or other relationships of the Company are set forth in the New Noncompete Agreement.
6.3 Noncompetition. The Executive’s agreements not to compete with the Company are set forth in the New Noncompete Agreement.
SECTION 7
CONSOLIDATION, MERGER OR SALE OF ASSETS
Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other entity and this Agreement shall continue in full force and effect. This Section 7 is not intended to modify or limit the rights of the Executive hereunder.
SECTION 8
MISCELLANEOUS
8.1 Entire Agreement. This Agreement, together with the New Noncompete Agreement, contain the entire understanding between the Company and the Executive with respect to the subject matter and supersede any prior employment, severance or noncompetition agreements between the Company and its affiliates, and the Executive, including without limitation the Prior Agreement and the Noncompetition and Nonsolicitation Agreement effective as of March 17, 2000, and amended and restated effective December 31, 2007.
8.2 Amendment; Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

8.3 Severability; Modification of Covenant. Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement has been originally executed without including the invalid part. Should any covenant of this Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.
8.4 Effect of Captions. Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.
8.5 Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
8.6 Governing Law; Arbitration. This Agreement has been executed and delivered in the State of Colorado and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Denver, Colorado in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or order as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of litigation, including attorney’s fees incurred in connection therewith, as may be approved by such court.
8.7 Notices. All notices, request, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:
(i) If to the Company, at its headquarters, or at such other address as may have been furnished to the Executive by the Company in writing; or
(ii) If to the Executive, at his personal residence, or such other address as may have been furnished to the Company by the Executive in writing.
8.8 Binding Agreement. This Agreement shall be binding on the parties’ successors, heirs and assigns.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HEALTH GRADES, INC.

By:	/s/ Allen Dodge Allen Dodge Executive Vice President/CFO

EXECUTIVE:

/s/ KERRY R. HICKS

KERRY R. HICKS